Exhibit 99

Puerto Rico Contact: Juan C. Cruz, Oriental Financial Group (787) 771-6820 U.S. Contact: Steven Anreder and Gary Fishman, Anreder & Company (212) 532-3232
ORIENTAL FINANCIAL GROUP REPORTS RESULTS FOR THE QUARTER ENDED JUNE 30, 2007
Strong Profit Growth Reflects Increased Net Interest Income
SAN JUAN, Puerto Rico, July 26, 2007 — Oriental Financial Group Inc. (NYSE: OFG) today announced results for the second quarter and six months ended June 30, 2007.
For the second quarter, the Group reported income available to common shareholders of $5.2 million, or $0.21 per common share (basic and diluted), significantly better than the income of $1.3 million, or $0.05 per share, in the corresponding year ago quarter. The results of operations for the second quarter also compare favorably to the first quarter of 2007, when the Group reported income of $9.8 million, or $0.40 per share, which included a gain of $8.2 million (or $0.33 per share basic and diluted) from the elimination of forecasted transactions on interest rate swaps unwound in 2006.
For the six months, the Group reported income available to common shareholders of $15.0 million, or $0.61 per common share (basic and diluted), compared to $8.1 million, or $0.33 per share, in the corresponding year ago period.
Commentary and Outlook
José Rafael Fernández, President and Chief Executive Officer, said: “Profitability improved year over year and quarter over quarter (excluding the aforementioned one time gain in the previous quarter) primarily due to a strong increase in net interest income. The increase is the direct result of the Group’s previously announced repositioning of its available-for-sale (AFS) securities portfolio and the restructuring of the repurchase agreement funding portfolio, designed to achieve a favorable spread on both the AFS and held-to-maturity portfolios through 2008. Net interest income growth also benefited from continued increases in our loan portfolio and recent stability of short term interest rates.

“Net interest income of $17.7 million increased 65.2% year over year and 33.3% quarter over quarter, while net interest margin (NIM) of 1.40% represented increases of 44 basis points year over year and 22 basis points quarter over quarter. This is the first time since the December 2002 quarter that NIM has grown two quarters sequentially. The increase in net interest income enabled Oriental to more than offset higher non-interest expenses and slower loan activity as we ride out current economic conditions in Puerto Rico.”
Puerto Rico’s economy of late has experienced slower than normal growth, although recent government efforts to increase public works projects and tourism activity are expected to have a beneficial impact as the year progresses.
“Having better positioned the investment and funding portfolios for the present and foreseeable interest rate environment, Oriental is increasingly focused on expanding its core strength in financial services for mid-net worth individuals and families, and high net worth professionals,” Mr. Fernández said. “At the same time, we will continue to work on increasing operational efficiencies. Our capital position is very strong, which provides us with a great degree of flexibility going forward.”
Analysis of Second Quarter 2007 Results of Operations
Interest income of $70.8 million for the 2007 second quarter increased 24.4% year over year and 15.1% quarter over quarter, primarily due to higher investment yields and loan balances. Investment yield at 5.12% improved year over year from 4.40% and quarter over quarter from 4.85%, while average loan balances at $1.26 billion were 28.9% greater year over year and up 1.8% quarter over quarter. At the same time, interest expense of $53.1 million increased at a slower pace than interest income, primarily due to lower rates on borrowings of 4.51% versus 4.68% in the year ago quarter and 4.77% in the preceding quarter.
The sequential quarter increase in the average balances of investment securities and borrowings reflects new higher yielding securities and lower cost borrowings put in place as part of the AFS portfolio repositioning in December 2006 and repo restructuring implemented over the course of the first quarter and which were fully in place at the start of the second quarter.
Total non-interest income of $7.8 million increased 3.7% year over year and 10.6% quarter over quarter (excluding the aforementioned gain in the previous quarter). Financial and banking service revenues of $6.3 million combined decreased from $6.7 million in the preceding quarter, primarily due to a decrease in income from insurance activities as a result of reduced mortgage and consumer loan production.
Non-interest expenses of $17.5 million increased 18.2% year over year and 10.4% quarter over quarter. Second quarter expenses included more than $1.5 million from items such as the launch of a new television advertising campaign, certain improvements to the information technology platform, professional service fees, severance costs related to “right sizing” the mortgage business in line with market demand and foreclosure expenses. Most of these expenses are not expected to recur in the second half of 2007.

June 30, 2007 Balance Sheet Analysis
At June 30, 2007, total net loans amounted to $1.27 billion, an increase of 10.2% year over year and 3.1% quarter over quarter, primarily reflecting increases in mortgage loans. During the quarter, Oriental purchased from another financial institution a portfolio of approximately $44 million of residential mortgage loans with average FICO credit scores of more than 700 and average loan to value ratios below 80%. This purchase more than offset the decrease in the production of mortgage loans compared to the previous quarter.
At June 30, 2007, deposits amounted to $1.33 billion, an increase of 9.5% year over year remaining substantially flat quarter over quarter. The year over year change reflects a 90.7% increase in savings, due to the continued success of the Oriental Money savings account, which more than offset a 20.9% decline in demand deposits.
Borrowings at June 30, 2007 totaled $3.52 billion, up 8.6% year over year, reflecting increases in lower cost repos and federal funds purchased, which more than offset declines in higher priced advances from the Federal Home Loan Bank of New York, and the previously announced reductions of subordinated capital and term notes. The borrowing levels were approximately even quarter over quarter.
Credit Quality
Net credit losses in the June 2007 quarter remained relatively low at less than $1.0 million (0.31% of average loans outstanding) compared to approximately $1.0 million (0.34%) during the March 2007 quarter and $0.6 million (0.25%) during the June 2006 quarter.
Oriental’s provision for loan losses amounted to $1.4 million in the June 2007 quarter (139.0% of net credit losses) compared to $1.1 million in the March 2007 quarter (102.9%) and $1.0 million in the June 2006 quarter (156.3%). The provision is based on an analysis by the Group of the credit quality and composition of its loan portfolio to maintain the allowance at an adequate level.
At June 30, 2007, non-performing loans were $50.1 million (3.91% of total loans), compared to $43.9 million (3.53%) at March 31, 2007 and $29.4 million (2.53%) at June 30, 2006. The current level reflects an increase of $6.5 million from the March 2007 quarter in non-performing residential mortgage loans due to the current slow economy in Puerto Rico. This increase is not expected to translate into significantly higher losses as these loans are generally well collateralized with adequate loan to value ratios.
Capital
Stockholders’ equity amounted to $313.5 million at June 30, 2007 compared to $338.3 million at March 31, 2007 and $340.3 million at June 30, 2006. Excluding $68.0 million of preferred equity, equal to approximately $2.77 per share, which is included in stockholders’ equity, book value per common share at June 30, 2007 amounted to $10.01 compared to $11.04 at March 31, 2007 and $11.09 at June 30, 2006.

The quarter over quarter decline in stockholders’ equity reflects an increase in the accumulated other comprehensive loss as long rates increased during the June 2007 quarter, resulting in increased unrealized loss on the AFS portfolio from the levels in the March 2007 quarter. The investment securities that were affected in the mark to market valuation are funded with long-term repos with lockout periods of one and two years, which would have a positive effect in other comprehensive income if reported at fair value.
The Group’s capital ratios remain significantly above regulatory capital requirements. At June 30, 2007, the Leverage Capital Ratio was 7.23%, Tier I Risk-Based Capital Ratio was 19.32%, and Total Risk-Based Capital Ratio was 19.75%.
During the June 2007 quarter, Oriental repurchased 45,000 shares of common stock at an average price of $11.83 per share and a total cost of $532,132, leaving approximately $7.5 million available under the Group’s current stock repurchase program.
Mortgage Related Transactions
Mr. Fernández also announced that during and after the end of the second quarter, Oriental entered into several transactions to enhance the servicing of its mortgage loan portfolio.
•	On June 15, 2007, Oriental acquired from Doral Financial Corporation all the servicing rights on the portion of Oriental’s mortgage loan portfolio that Doral had been servicing.
•
On July 13, 2007, Oriental unwound certain mortgage related transactions entered in 2004 and 2005 with R-G Premier Bank of Puerto Rico (these transactions were subsequently reclassified as a single commercial loan) with an unpaid principal balance of $71.4 million as of July 1, 2007. Oriental has retained certain mortgage loans with an unpaid principal balance of $26.6 million as of such date, R-G substituted certain mortgage loans with an unpaid principal balance of $25.9 million as of such date with mortgage loans selected by Oriental that comply with its credit underwriting policies, and the remaining balance of the loan was paid by R-G in cash. Oriental will classify as residential mortgage loans the new balance of $52.5 million in loans that it purchased from R-G on a servicing released basis.

•	Oriental now owns the servicing rights for all its outstanding mortgage loans and has contracted out the sub-servicing to a third party.

About Oriental Financial Group
Oriental Financial Group Inc. is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 42nd year in business, Oriental provides a full range of mortgage, commercial and consumer banking services through 24 financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services. Investor information about Oriental can be found at www.orientalfg.com.
Forward-Looking Statements
This news release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other risks and considerations detailed in the Group’s filings with the Securities and Exchange Commission. These or other factors could cause actual results to differ materially from forward-looking statements. The Group also disclaims any obligations to update information contained in this news release as a result of developments occurring after the date of issuance.

ORIENTAL FINANCIAL GROUP Financial Summary (NYSE:OFG)

	QUARTER ENDED				SIX-MONTH PERIOD ENDED
	30-Jun-07	30-Jun-06%		31-Mar-07	30-Jun-07	30-Jun-06%
Summary of Operations (in thousands, except per share data):

Interest Income:
Loans	$22,315	$18,311	21.9%	$21,849	$44,163	$34,564	27.8%
Investment securities	48,486	38,583	25.7%	39,651	88,137	78,322	12.5%

Total interest income	70,801	56,894	24.4%	61,500	132,300	112,886	17.2%

Interest Expense:
Deposits	13,601	11,146	22.0%	12,370	25,849	21,644	19.4%
Securities sold under agreements to repurchase	36,546	31,128	17.4%	32,789	69,334	57,491	20.6%
Other borrowed funds	2,964	3,912	-24.2%	3,075	6,039	7,831	-22.9%

Total interest expense	53,111	46,186	15.0%	48,234	101,222	86,966	16.4%

Net interest income	17,690	10,708	65.2%	13,266	31,078	25,920	19.9%
Provision for loan losses	(1,375)	(947)	45.2%	(1,075)	(2,450)	(2,048)	19.6%

Net interest income after provision for loan losses	16,315	9,761	67.1%	12,191	28,628	23,872	19.9%

Non-Interest Income:
Financial service revenues	4,049	4,066	-0.4%	4,843	8,892	7,317	21.5%
Banking service revenues	2,265	2,511	-9.8%	1,874	4,139	4,687	-11.7%
Investment banking revenue	—	852	-100.0%	—	—	2,561	-100.0%
Mortgage banking activities	170	634	-73.2%	62	232	1,070	-78.3%

Total banking and financial service revenues	6,484	8,063	-19.6%	6,779	13,263	15,635	-15.2%
Net gain (loss) on sale of securities	12	(8)	250.0%	358	371	40	827.5%
Net gain (loss) on derivatives	88	(23)	482.6%	8,418	8,384	859	876.0%
Income (loss) from other investments	1,159	(574)	301.9%	(383)	777	(270)	387.8%
Other	53	63	-15.9%	79	132	210	-37.1%

Total non-interest income	7,796	7,521	3.7%	15,251	22,927	16,474	39.2%

Non-Interest Expenses:
Compensation and employees’ benefits	6,916	5,627	22.9%	6,745	13,661	11,801	15.8%
Occupancy and equipment	3,343	2,793	19.7%	2,994	6,337	5,682	11.5%
Professional and service fees	1,984	1,546	28.3%	1,538	3,522	2,902	11.5%
Advertising and business promotion	1,118	1,077	3.8%	793	1,911	2,014	-5.1%
Directors and investor relations expenses	769	295	160.7%	531	1,300	708	83.6%
Loan servicing expenses	540	509	6.1%	523	1,063	964	10.3%
Taxes, other than payroll and income taxes	489	573	-14.7%	448	937	1,173	-20.1%
Electronic banking charges	457	494	-7.5%	458	916	962	-4.8%
Clearing and Wrap fees expenses	310	393	-21.1%	366	675	789	-14.4%
Communication	308	395	-22.0%	338	646	843	-23.4%
Insurance	211	219	-3.7%	216	427	432	-1.2%
Foreclosure expenses	338	131	158.0%	68	405	232	74.6%
Printing, postage, stationery and supplies	189	359	-47.4%	202	391	544	-28.1%
Other	505	373	35.4%	607	1,113	622	78.9%

Total non-interest expenses	17,476	14,784	18.2%	15,827	33,304	29,667	12.3%

Income before income taxes	6,635	2,498	165.6%	11,615	18,251	10,679	70.9%
Income tax expense (benefit)	187	(21)	990.5%	624	811	110	637.3%

Net income	6,448	2,519	156.0%	10,991	17,440	10,569	65.0%
Less: Dividends on preferred stock	(1,200)	(1,201)	0.1%	(1,200)	(2,401)	(2,401)	0.0%

Income available to common shareholders	$5,248	$1,318	298.2%	$9,791	$15,039	$8,168	84.1%

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ORIENTAL FINANCIAL GROUP Financial Summary (NYSE:OFG)

	QUARTER ENDED				SIX-MONTH PERIOD ENDED
	30-Jun-07	30-Jun-06%		31-Mar-07	30-Jun-07	30-Jun-06%
EARNINGS PER SHARE
Basic	$0.21	$0.05	320.0%	$0.40	$0.61	$0.33	84.8%

Diluted	$0.21	$0.05	320.0%	$0.40	$0.61	$0.33	84.8%

DIVIDEND DATA
Average common shares outstanding	24,488	24,599	-0.5%	24,472	24,480	24,608	-0.5%

Average potential common shares-options	75	106	-29.2%	93	97	128	-24.2%

Total average shares outstanding and equivalents	24,563	24,705	-0.6%	24,565	24,577	24,736	-0.6%

Common shares outstanding at end of period				24,483	24,520	24,578	-0.2%

Book value per common share				11.04	9.99	11.08	-9.8%

Cash dividends per share of common stock	$0.14	$0.14	0.0%	$0.14	$0.28	$0.28	0.0%

Cash dividends declared on common share	$3,432	$3,421	0.3%	$3,426	$6,858	$6,888	-0.5%

Pay-out ratio	66.67%	280.00%	-76.2%	35.00%	45.90%	84.85%	-46.0%

SELECTED FINANCIAL DATA

PERFORMANCE RATIOS:
Return on average assets	0.49%	0.22%	122.7%	1.01%	1.40%	0.92%	52.2%

Return on average common equity	7.87%	1.94%	306.0%	14.54%	11.22%	7.93%	41.5%

Efficiency ratio	68.99%	78.76%	-12.4%	78.95%	73.82%	71.39%	3.4%

TAX EQUIVALENT SPREAD
Interest-earning assets	5.61%	5.08%	10.4%	5.46%	5.54%	5.06%	9.5%
Tax equivalent adjustment	1.16%	1.17%	-0.9%	1.30%	1.19%	1.20%	-0.8%

Interest-earning assets — tax equivalent	6.77%	6.25%	8.3%	6.76%	6.73%	6.26%	7.5%
Interest-bearing liabilities	4.44%	4.38%	1.4%	4.57%	4.50%	4.17%	7.9%

Tax equivalent interest rate spread	2.33%	1.87%	24.6%	2.19%	2.23%	2.09%	6.7%

Tax equivalent interest rate margin	2.56%	2.13%	20.2%	2.48%	2.49%	2.36%	5.5%

NORMAL SPREAD
Investments	5.12%	4.40%	16.4%	4.85%	4.99%	4.46%	11.9%
Loans	7.10%	7.51%	-5.5%	7.07%	7.09%	7.29%	-2.7%

Interest-earning assets	5.61%	5.08%	10.4%	5.46%	5.54%	5.06%	9.5%

Deposits	4.25%	3.65%	16.4%	4.08%	4.15%	3.52%	17.9%
Borrowings	4.51%	4.68%	-3.6%	4.77%	4.63%	4.45%	4.0%
Interest-bearing liabilities	4.44%	4.38%	1.4%	4.57%	4.50%	4.17%	7.9%

Interest rate spread	1.17%	0.70%	67.1%	0.89%	1.04%	0.89%	16.9%

Interest rate margin	1.40%	0.96%	45.8%	1.18%	1.30%	1.16%	12.1%

AVERAGE BALANCE
Investments	3,789,419	3,505,041	8.1%	3,269,937	3,531,113	3,512,323	0.5%
Loans	1,257,308	975,567	28.9%	1,235,569	1,246,499	948,809	31.4%

Interest-earning assets	5,046,727	4,480,608	12.6%	4,505,506	4,777,612	4,461,132	7.1%

Deposits	1,280,353	1,222,907	4.7%	1,212,907	1,246,817	1,230,917	1.3%
Borrowings	3,500,753	2,992,232	17.0%	3,006,251	3,254,867	2,937,135	10.8%

Interest-bearing liabilities	4,781,106	4,215,139	13.4%	4,219,158	4,501,684	4,168,052	8.0%

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ORIENTAL FINANCIAL GROUP Financial Summary (NYSE:OFG)

	AS OF
	30-Jun-07	30-Jun-06%		31-Mar-07	31-Dec-06
BALANCE SHEET

Cash and cash equivalents
Cash and due from banks	$21,727	$35,237	-38.3%	$14,286	$15,341
Money market investments	48,480	5,722	747.3%	50,127	18,729

Total Cash and cash equivalents	70,207	40,959	71.4%	64,413	34,070

Interest-earning assets:
Investments:
Short term investments	21,200	30,000	-29.3%	5,000	5,000
Trading securities	548	368	48.9%	461	243
Investment securities available-for-sale, at fair value with amortized cost of $1,940,707 (December 31, 2006 - $984,060, June 30, 2006 - $1,245,907)	1,906,328	1,200,244	58.8%	1,825,942	974,960
Investment securities held-to-maturity, at amortized cost with fair value of $1,714,608 (December 31, 2006 - $1,931,720, June 30, 2006 - $2,158,770)	1,764,585	2,243,219	-21.3%	1,903,707	1,967,477
Other investments	31,770	—	100.0%	31,578	30,949
Federal Home Loan Bank (FHLB) stock, at cost	13,908	18,269	-23.9%	14,197	13,607

Total investments	3,738,339	3,492,100	7.1%	3,780,885	2,992,236

Loans:
Mortgage loans	1,021,071	897,184	13.8%	975,193	946,035
Commercial loans, mainly secured by real estate	232,164	228,008	1.8%	236,739	241,702
Consumer loans	30,905	39,074	-20.9%	33,419	35,772

Loans receivable, gross	1,284,140	1,164,266	10.3%	1,245,351	1,223,509
Less: Deferred loan fees, net	(3,531)	(2,827)	24.9%	(3,411)	(3,123)

Loans receivable	1,280,609	1,161,439	10.3%	1,241,940	1,220,386
Allowance for loan losses	(8,432)	(7,501)	12.4%	(8,046)	(8,016)

Total loans, net	1,272,177	1,153,938	10.2%	1,233,894	1,212,370

Total interest-earning assets	5,010,516	4,646,038	7.8%	5,014,779	4,204,606

Securities and loans sold but not yet delivered	46,461	710	6443.8%	74,289	6,430
Accrued interest receivable	45,807	31,313	46.3%	30,482	27,940
Premises and equipment, net	19,390	17,358	11.7%	19,853	20,153
Deferred tax asset, net	18,005	14,861	21.2%	13,562	14,150
Foreclosed real estate	4,971	4,379	13.5%	5,320	4,864
Investment in equity indexed options	43,358	25,999	66.8%	39,746	34,216
Investment in limited partnership	11,988	10,814	10.9%	11,021	11,913
Deferred charges	944	2,814	-66.4%	977	1,037
Prepaid expenses	3,504	2,763	26.8%	1,858	2,152
Investment in Statutory Trusts	1,086	2,169	-49.9%	1,086	1,086
Goodwill	2,006	2,006	0.0%	2,006	2,006
Servicing asset	1,419	488	190.9%	1,364	1,507
Accounts receivable and other assets	10,986	29,991	-63.4%	11,297	7,560

Total assets	$5,290,649	$4,832,662	9.5%	$5,292,053	$4,373,690

Interest-bearing liabilities:
Deposits:
Demand deposits	111,686	141,260	-20.9%	124,610	132,434
Savings accounts	326,124	171,034	90.7%	307,319	266,184
Certificates of deposit — wholesale	358,296	345,894	3.6%	383,682	323,771
Certificates of deposit — retail	533,556	555,659	-4.0%	521,974	510,599

Total deposits	1,329,662	1,213,847	9.5%	1,337,585	1,232,988

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ORIENTAL FINANCIAL GROUP Financial Summary (NYSE:OFG)

	AS OF
	30-Jun-07	30-Jun-06%		31-Mar-07	31-Dec-06
Borrowings:
Federal funds purchased and other short term borrowings	24,641	17,098	44.1%	3,139	13,568
Securities sold under agreements to repurchase	3,283,796	2,856,361	15.0%	3,321,105	2,535,923
Advances from FHLB	180,000	285,500	-37.0%	195,000	181,900
Subordinated capital notes	36,083	72,166	-50.0%	36,083	36,083
Term notes	—	15,000	-100.0%	—	15,000

Total borrowings	3,524,520	3,246,125	8.6%	3,555,327	2,782,474

Total interest-bearing liabilities	4,854,182	4,459,972	8.8%	4,892,912	4,015,462

Securities and loans purchased but not yet received	100,067	6,539	1430.3%	40,067	—
Accrued expenses and other liabilities	22,925	25,868	-11.4%	20,752	21,802

Total liabilities	4,977,174	4,492,379	10.8%	4,953,731	4,037,264

Preferred Equity	68,000	68,000	0.0%	68,000	68,000

Common Equity:
Common stock	25,543	25,370	0.7%	25,461	25,431
Additional paid-in capital	209,860	208,620	0.6%	209,226	209,033
Legal surplus	38,312	37,114	3.2%	37,424	36,245
Retained earnings	32,883	52,368	-37.2%	31,956	26,772
Treasury stock, at cost	(13,311)	(10,779)	23.5%	(12,848)	(12,956)
Accumulated other comprehensive loss	(47,812)	(40,410)	18.3%	(20,897)	(16,099)

Total common equity	245,475	272,283	-9.8%	270,322	268,426
Stockholders’ equity	313,475	340,283	-7.9%	338,322	336,426

Total liabilities and stockholders’ equity	$5,290,649	$4,832,662	9.5%	$5,292,053	$4,373,690

CAPITAL RATIOS
Leverage Capital ratio	7.23%	9.39%	-23.0%	8.21%	8.42%
Minimum Leverage Capital Ratio Required	4.00%	4.00%	0.0%	4.00%	4.00%
Actual Tier 1 Capital	$381,489	$435,973	-12.5%	$379,926	$372,558
Minimum Tier 1 Capital Required	$210,972	$185,712	13.6%	$185,066	$176,987

Tier 1 Risk-Based Capital ratio	19.32%	29.60%	-34.7%	19.15%	21.57%
Minimum Tier 1 Risk-Based Capital Ratio Required	4.00%	4.00%	0.0%	4.00%	4.00%
Actual Tier 1 Risk-Based Capital	$381,489	$435,973	-12.5%	$379,926	$372,558
Minimum Tier 1 Risk-Based Capital Required	$78,970	$58,912	34.0%	$79,357	$67,830

Total Risk-Based Capital ratio	19.75%	30.11%	-34.4%	19.56%	22.04%
Minimum Total Risk-Based Capital Ratio Required	8.00%	8.00%	0.0%	8.00%	8.00%
Actual Total Risk-Based Capital	$389,921	$443,474	-12.1%	$387,972	$380,574
Minimum Total Risk-Based Capital Required	$157,940	$117,825	34.0%	$158,713	$135,677

SELECTED FINANCIAL DATA AT PERIOD-END
Trust Assets Managed	$1,881,043	$1,933,912	-2.7%	$1,850,912	$1,848,596
Broker-Dealer Assets Gathered	1,088,336	1,172,726	-7.2%	1,101,542	1,143,668

Total Assets Managed	2,969,379	3,106,638	-4.4%	2,952,454	2,992,264
Assets owned	5,290,649	4,832,662	9.5%	5,292,053	4,373,690

Total financial assets managed and owned	$8,260,029	$7,939,300	4.0%	$8,244,507	$7,365,954

Number of financial centers	24	24	0.0%	25	25

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ORIENTAL FINANCIAL GROUP Financial Summary (NYSE:OFG)

	QUARTER ENDED				SIX-MONTH PERIOD ENDED
	30-Jun-07	30-Jun-06%		31-Mar-07	30-Jun-07	30-Jun-06%
Loan Production and Purchases Summary:
Mortgage loans production	$35,368	$70,844	-50.1%	$50,937	$86,305	$134,041	-35.6%
Mortgage loans purchased	44,107	174,162	-74.7%	4,572	48,679	181,817	-73.2%

Total mortgage	79,475	245,006	-67.6%	55,509	134,984	315,858	-57.3%

Commercial	5,393	12,447	-56.7%	15,139	20,532	27,993	-26.7%
Consumer	1,501	4,780	-68.6%	1,633	3,134	11,043	-71.6%

Total loan production and purchases	$86,369	$262,233	-67.1%	$72,281	$158,650	$354,894	-55.3%

CREDIT DATA
Net credit losses (recoveries):
Mortgage	$480	$178	169.7%	$546	$1,026	$377	172.1%
Commercial	1	120	-99.2%	(10)	(8)	137	-105.8%
Consumer	508	308	64.9%	509	1,016	663	53.2%

Total net credit losses	$989	$606	63.2%	$1,045	$2,034	$1,177	72.8%

Net credit losses to average loans outstanding	0.31%	0.25%	24.0%	0.34%	0.33%	0.25%	32.0%

Allowance for loan losses				$8,046	$8,432	$7,501	12.4%

Allowance coverage ratios:
Allowance for loan losses to total loans				0.65%	0.66%	0.65%	1.5%

Allowance for loan losses to non-performing loans				18.34%	17.40%	25.55%	-31.9%

Allowance for loan losses to non-residential non-performing loans				212.86%	217.30%	213.52%	1.8%

Non-performing assets summary:
Mortgage				$40,091	$46,626	$25,847	80.4%
Commercial, mainly real estate				3,115	2,799	2,930	-4.5%
Consumer				665	670	583	14.9%

Non-performing loans				43,871	50,095	29,360	70.6%
Foreclosed properties				5,320	4,971	4,379	13.5%

Non-performing assets				$49,191	$55,066	$33,739	63.2%

Non-performing loans to total loans				3.53%	3.91%	2.53%	54.6%

Non-performing loans to total assets				0.83%	0.95%	0.61%	55.7%

Non-performing assets to total assets				0.93%	1.04%	0.70%	48.6%

Non-performing assets to total capital				14.54%	17.63%	9.91%	77.9%

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